Exhibit 10.4

ENANTA PHARMACEUTICALS, INC.

2019 Equity Incentive Plan

Relative Total Stockholder Return Unit Certificate

rTSRU Certificate Number: rTSRU-	rTSRUs

This Relative Total Stockholder Return Unit Certificate confirms that Enanta Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, has granted to the person named below (“Participant”) an award (this “Award”) of the number of Relative Total Stockholder Return Units (“rTSRUs”) set forth above pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”), each rTSRU representing the right to receive one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), subject to adjustment as provided below, and subject to the definitions and terms and conditions set forth or otherwise referenced below.

Name of Participant:

Address:

Target Number of rTSRU Shares:

Vesting Schedule:

If the Company’s Ending Price is higher than the Baseline Price, a number of whole shares of Common Stock (rounding down) subject to this Award shall vest in an amount equal to (A) 50% of the Target Number of rTSRU Shares if the Company’s TSR ranks in the 65th percentile of the Comparator Group, but not if it is less, and shall be adjusted to (B) 100% of the Target Number of rTSRU Shares if the Company’s TSR ranks in the 75th percentile of the Comparator Group, and (C) 150% of the Target Number of rTSRU Shares if the Company’s TSR ranks at or above the 85th percentile of the Comparator Group, in each case as determined by the Company’s Compensation Committee in good faith using the discrete percentile ranking method that includes the Company in the ranking, and in the case of the Company’s TSR ranking falling between any two of those percentiles, straight-line interpolation will be used to make such adjustment between the price of the 65th percentile and the 75th percentile, and between the 75th percentile and the 85th percentile, to determine a graduated payout for actual ranking of the Company’s TSR (e.g. if 65th percentile has a 110% increase in TSR, the 75th percentile has a 130% increase, and the Company’s TSR has increased by 120%, then the rTSRUs would vest at the mid-point, namely 75% of the Target Number of rTSRU Shares);  provided, however, that none of the rTSRUs shall vest if the Company’s Ending Price is not higher than the Baseline Price.  (The meanings of capitalized terms not defined above are set forth in the accompanying Appendix of  rTSRU Definitions and Formulas.)

Baseline Period:	The 60 calendar days immediately before January 1,_____.

Ending Period:	The 60 calendar days immediately before January 1,_____.

Performance Period: The period ending December 31, ______.

Settlement:

All vested rTSRUs will settle, and the underlying vested shares of the Company’s Common Stock will be issued to the Participant, subject to Participant’s continued employment with the Company, and subject to tax withholding, on the later date (the “Settlement Date”) of (A) the first February 12 (or if such date is not a trading day, then the first trading day thereafter) after the close of the Company’s _____ fiscal year or (B) if there is any change in the Company’s fiscal year, the first day of the third calendar month after the close of the Company’s _____ fiscal year.

By acceptance of this Award, Participant agrees to all the terms and conditions hereof, including, without limitation, those set forth in the Plan and in the accompanying Appendix of  rTSRU Definitions and Formulas and Terms and Conditions of rTSRU Award.

ENANTA PHARMACEUTICALS, INC.

Senior Vice President, Finance & Administration and Chief Financial Officer

DATE

ENANTA PHARMACEUTICALS, INC.

Appendix of rTSRU Definitions and Formulas

“Comparator

   Group”              means the list of component companies (each a “Peer Company”, and collectively, the “Peer Companies”) that are in the Nasdaq Biotechnology Index at the end of the Baseline Period, adjusted as follows after the Baseline Period:

(i)in the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company;

(ii)in the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company;

(iii)in the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, in each case where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company;

(iv)in the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company; and

(v)the Peer Companies will not be changed due to any annual or other rebalancing of the Nasdaq Biotechnology Index after the Baseline Period.

“Baseline Price”   means, with respect to the Company or any Peer Company, the average daily closing price of the respective company’s common stock for the trading days in the Baseline Period.

“Ending Price”     means, with respect to the Company or any Peer Company, the average daily closing price of the respective company’s common stock for the trading days in the Ending Period.

“rTSRU Shares”  means the shares of Common Stock issuable with respect to the rTSRUs subject to the Award.

The total stockholder return (“TSR”) of the Company and of each Peer Company shall be determined by the following formula:

TSR = (Ending Price – Baseline Price) + Reinvested Dividends

Baseline Price

Provided, that, if the Company or any Peer Company pays a cash dividend during the Performance Period, the dividend shall be deemed to be reinvested in the issuer’s common stock as of the dividend payment date (a “Reinvested Dividend”) .

“rTSR”                 means the Company’s TSR relative to the TSR of each of the Peer Companies.  The rTSR will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs.  After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

where:

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of companies in the Comparator Group, including the Company.

“R” represents Company’s ranking among the companies in the Comparator Group.

Example: If there are 24 Peer Companies, and the Company ranked 7th, the performance would be at the 75th percentile: .75 = 1 – ((7-1)/(25-1)).

rTSR will be calculated by the Compensation Committee of the Board of Directors of the Company in good faith based on the terms set forth in this Appendix A.

In the event of a payout percentage level above 100%, Participant will be awarded additional rTSRU Shares so that the total number of rTSRU Shares that vest  equals the Target Number of rTSRU Shares multiplied by the payout percentage level.

In no event shall the number of rTSRU Shares issued exceed 150% of the Target Number of rTSRU Shares.

ENANTA PHARACEUTICALS, INC.

Terms and Conditions of rTSRU Award

1. The Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. The Committee administers the Plan and its determinations regarding the operation of the Plan are final. Subject to the limitations set forth in the Plan, the Committee may amend the Plan or this Award. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. Copies of the Plan may be obtained upon written request without charge from the Secretary of the Company.

2. No Rights as Stockholder or Employee. Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the rTSRUs granted pursuant to this Award unless and until shares of Common Stock have been issued and delivered to Participant. The rights of Participant with respect to the rTSRUs shall remain forfeitable at all times prior to the date on which such rights vest and settle in accordance with Sections 3, 4 and 6. Participant shall not have any rights to continued employment by the Company by virtue of the grant of this Award.

3. Settlement of rTSRUs: Issuance of Common Stock. No shares of Common Stock shall be issued to Participant except to the extent that the rTSRUs vest in accordance with the Vesting Schedule, which is set forth on the accompanying certificate for this Award. Subject to Section 7 below, and only if Participant remains continuously employed by the Company until the Settlement Date (except as set forth in Section 4 and 6 below), the Company shall deliver to Participant, on or promptly after the Settlement Date, the vested shares of Common Stock represented by the whole rTSRUs that have vested on or before such date. The value of any fractional share of Common Stock that is vested shall be paid in cash at the time the whole shares are delivered to Participant. The shares of Common Stock issued on settlement of vested rTSRUs shall be free of all restrictions on transferability and forfeiture under this Award.

4. Termination due to Disability, or Death.  In the event Participant’s employment is terminated by reason of disability or death before the Settlement Date, the vesting of the rTSRUs will be prorated based on the number of days during the Performance Period that the Participant was on the payroll of the Company as an active employee.  Issuance of any rTSRU Shares will be made at the same time as settlement would have been made had Participant not had a termination of employment, and the vesting of any rTSRUs will in all respects be subject to the Company’s actual rTSR achieved during the full Performance Period.   "Disability" means a disability entitling Participant to benefits under the long-term disability policy sponsored by the Company that applies to Participant.

5. Other Termination of Employment. If, prior to settlement of the rTSRUs on the Settlement Date, Participant ceases to be an employee of the Company for any reason (voluntary or involuntary), then, except as set forth in Section 4 above, Participant’s rights to all of the unvested rTSRUs shall be immediately and irrevocably forfeited.

6. Change in Control. In the event of a Change in Control (as such term is defined in the Participant’s employment agreement) affecting the Company’s outstanding Common Stock, the Committee (i) shall provide for the acceleration of any time period relating to the payment of the Award and shall issue a number of rTSRU Shares calculated based on the actual performance of Enanta common stock and the other companies in the Comparator Group as of the Adjusted Ending Date using Ending Prices based on the earlier of December 31, ______ or the date of the Change in Control (using as the last day of the 60-day measurement period for the Ending Price in the case of an earlier Change in Control, the second trading day before the closing of the Change in Control transaction (the “Adjusted Ending Date”)), subject to applicable tax withholding, or (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the number of rTSRU Shares calculated as provided in the preceding clause (i).

7. Adjustments in Number of Shares Subject to the Award.  The number of shares of Common Stock issuable pursuant to this Award will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

8. Restriction on Transfer. The rTSRUs are not transferable by Participant otherwise than by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

9. Income Tax Matters. In order to comply with all withholding requirements under applicable federal and state income tax laws and regulations, the Company shall withhold such number of the rTSRU Shares otherwise issuable on the Settlement Date, valued at their fair market value on the Settlement Date, as the Company determines is appropriate consistent with then applicable federal and state income tax withholding requirements.

10. Section 409A. In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or subject Participant to a penalty tax thereunder) in connection with the grant, vesting or settlement of the rTSRUs or any provision of this Award or the Plan, the Company may (i) adopt such amendments to this Award (having prospective or retroactive effect) that the Committee determines to be necessary or appropriate to preserve the intended tax treatment of the rTSRUs and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such rTSRUs were awarded.

11. Conditions for Issuance of Shares. The Company shall not be required to deliver any shares of Common Stock upon vesting of any rTSRUs until (i) such shares of Common Stock have been admitted to listing on all stock exchanges on which the Common Stock is then listed and (ii) the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided however, that the Company may only so delay delivery of shares of Common Stock to the extent that such deferral complies with the provisions of Section 409A of the Code and related Department of Treasury guidance. Except as provided in the preceding sentence, in no event will shares of Common Stock be delivered later than the date that is two and one-half (2 1/2) months from the end of the calendar year in which the applicable rTSRUs vest. Any shares of Common Stock delivered under this Award may be subject to such stop transfer restrictions as counsel for the Company shall consider necessary to comply with any applicable law.

12. Clawback Policy.  This Award and any Common Stock issued hereunder is subject to any so-called “clawback policy” that may be adopted by the Company’s Board of Directors, as amended from time to time.

13. Notices. Any written notices provided for in this Award that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Participant, at the Participant’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

14. Miscellaneous. The right of Participant to receive shares of Common Stock pursuant to this Award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Award other than those of an unsecured general creditor of the Company. Subject to the restrictions on transfer set forth herein, this Award shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Governing Law. This Award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to choice-of-law principles.

16. Severability. If one or more of the provisions of this Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award to be construed so as to foster the intent of this Award and the Plan.

Updated March 2019